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                          EXHIBIT (ITEM 77C)

THE ROYCE FUND
FILE NO. 811-3599
SERIES 5 (ROYCE MICRO-CAP FUND)


At the Special Meeting of Shareholders of Royce Micro-Cap Fund held on June 28, 1995, shareholders approved a change in its stated investment objective by eliminating the requirement that the securities in which Royce Micro-Cap Fund will primarily invest be traded in the over-the-counter market, as follows:

              Votes        Votes Cast       Votes
            Cast For        Against         Abstained

           2,863,722       74,735           90,733